Exhibit 10.19

INDEMNITY AGREEMENT

THIS AGREEMENT is made as of this ● day of ●, ●

BETWEEN:

Trillium Therapeutics Inc., a corporation governed by the laws of the Province of British Columbia (the “Corporation”)

- and -

●, an individual principally resident in ●, in the Province of ● (the “Indemnified Party”)

RECITALS:

A.	The Indemnified Party is or has been a duly elected or appointed director and/or officer of the Corporation;

B.	The Corporation considers it desirable and in the best interests of the Corporation to enter into this Agreement to set out the circumstances and manner in which the Indemnified Party may be indemnified in respect of certain liabilities or expenses which the Indemnified Party may incur as a result of acting as a director or officer of the Corporation or, at the Corporation’s request, as a director or officer or in a similar capacity with another entity;

C.	The Indemnified Party has agreed to serve or to continue to serve as a director and/or officer of the Corporation subject to the Corporation providing the Indemnified Party with directors’ and officers’ liability insurance and an indemnity against certain liabilities; and

D.	The articles of the Corporation contemplate that the Indemnified Party may be indemnified in certain circumstances.

THEREFORE, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, the following words and terms shall have the meanings set out below:

(a)	“Act” means the Business Corporations Act (British Columbia), as the same exists on the date hereof or may hereafter be amended;

(b)	“Agreement” means this agreement, including all schedules, and all amendments or restatements as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;

(c)	“Claim” includes any claim, demand, suit, proceeding (whether civil, criminal or administrative), inquiry, hearing, arbitration, discovery, inspection, audit or investigation, of whatsoever nature or kind, whether anticipated, threatened, pending, commenced, continuing or completed, and any appeal or appeals there from, to which the Indemnified Party is made a party or in which the Indemnified Party is involved in whole or in part by reason of the Indemnified Party being (or having been) a director or officer of the Corporation or serving (or having served), at the Corporation’s request, as a director or officer or in a similar capacity with another entity (which includes without limitation any subsidiary or affiliate of the Corporation or any other corporation, partnership, trust, employee benefit plan, joint venture or unincorporated association or organization) (an “Other Entity”) or by reason of anything done or not done by the Indemnified Party in any such capacity;

(d)	“Losses” includes all costs, charges, expenses, losses, damages, fees (including any legal, professional or advisory fees or disbursements), liabilities, amounts paid to settle or dispose of any Claim or satisfy any judgment, fines, penalties or liabilities, without limitation, and whether incurred alone or jointly with others, including any amounts which the Indemnified Party may reasonably suffer, sustain, incur or be required to pay in respect of the investigation, defence, settlement or appeal of or preparation for any Claim or with any action to establish a right to indemnification under this Agreement, and for greater certainty, includes all taxes, interest, penalties and related outlays of the Indemnified Party arising from any indemnification of the Indemnified Party by the Corporation pursuant to this Agreement;

(e)	“Parties” means the Corporation and the Indemnified Party collectively and “Party” means any one of them;

(f)	“Policy” means the directors’ and officers’ insurance policy of the Corporation; and

(g)	“Taxes” includes any assessment, reassessment, claim or other amount for taxes, charges, duties, levies, imposts or similar amounts, including any interest and penalties in respect thereof.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	Governing Law – This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario. The Parties hereby irrevocably submit and attorn to the jurisdiction of the courts of the Province of Ontario with respect to all matters arising out of or relating to this Agreement and all matters, agreements or documents contemplated by this Agreement. The Parties hereby waive any objections they may have to the venue being in such courts including, without limitation, any claim that any such venue is in an inconvenient forum.

(b)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(c)	Number – Unless the context otherwise requires, words importing the singular include the plural and vice versa.

(d)	Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(e)	Entire Agreement – This Agreement constitutes the entire agreement between the Parties and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, oral or written. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement.

ARTICLE 2
OBLIGATIONS

2.1	Obligations of the Corporation

(a)	General Indemnity – Except in respect of an action by or on behalf of the Corporation to procure a judgment in its favour against the Indemnified Party, or except as otherwise provided herein, the Corporation agrees to indemnify and hold the Indemnified Party harmless to the fullest extent permitted by law, including but not limited to the indemnity under the Act, from and against any and all Losses which the Indemnified Party may reasonably suffer, sustain, incur or be required to pay in respect of any Claim, provided that the indemnity provided for in this Section 2.1(a) will only be available if:

(i)	the Indemnified Party was acting honestly and in good faith with a view to the best interests of the Corporation; and

(ii)	in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the Indemnified Party had reasonable grounds for believing that the Indemnified Party’s conduct was lawful.

(b)	Taxes – For greater certainty, a Claim subject to indemnification pursuant to Article 2 of this Agreement shall include any Taxes which the Indemnified Party may be subject to or suffer or incur as a result of, in respect of, arising out of or referable to any indemnification of the Indemnified Party by the Corporation pursuant to this Agreement, provided however that any amount required to be paid with respect to such Taxes shall be payable by the Corporation only upon the Indemnified Party remitting or being required to remit any amount payable on account of such Taxes.

(c)	Indemnity as of Right – Notwithstanding anything in this Agreement, provided the Indemnified Party fulfills the conditions in Sections 2.1(a)(i) and 2.1(a)(ii), the Corporation shall be required to indemnify the Indemnified Party in respect of all costs, charges and expenses reasonably incurred by the Indemnified Party in respect of any Claim to which the individual is subject because of the individual’s association with the Corporation or an Other Entity, if after the final disposition of such Claim, the Indemnified Party:

(i)            has not been reimbursed for those expenses; and

(ii)	was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

(d)	Derivative Claims – In respect of any Claim by or on behalf of the Corporation or an Other Entity to procure a judgment in its favour against the Indemnified Party, in respect of which the Indemnified Party is made a party because of the Indemnified Party’s association with the Corporation or such Other Entity, the Corporation shall promptly (or the Indemnified Party may) make application, at the Corporation’s expense, for the approval of a court of competent jurisdiction to pay for and/or advance monies to the Indemnified Party in respect of, costs, charges and expenses incurred by the Indemnified Party in connection with such Claim and to indemnify and save harmless the Indemnified Party for such costs, charges and expenses of such Claim provided that such indemnification is not prohibited under any applicable statute and provided the Indemnified Party shall repay such funds advanced if, after final disposition of the Claim, it is determined by a court of competent jurisdiction that the Indemnified Party did not fulfil the conditions set out in Sections 2.1(a)(i) and (ii), or that the Indemnified Party was not entitled to be fully so indemnified, such advance, or the appropriate portion thereof shall, upon written notice of such determination being given by the Corporation to the Indemnified Party detailing the basis for such determination, be repayable on demand.

(e)	Incidental Expenses – The Corporation shall pay or reimburse the Indemnified Party for the Indemnified Party’s reasonable and necessary travel, lodging or accommodation costs, charges or expenses paid or incurred by or on behalf of the Indemnified Party in carrying out the Indemnified Party’s duties as a director or officer of the Corporation.

(f)	Specific Indemnity for Statutory Obligations – Without limiting the generality of the preceding Sections 2.1(a) through (e) of this Agreement, the Corporation agrees, to the extent permitted by law, to indemnify and save the Indemnified Party harmless from and against any and all Losses arising by operation of statute and incurred by or imposed upon the Indemnified Party in relation to the affairs of the Corporation in the Indemnified Party’s capacity as a director or officer thereof, including but not limited to all statutory obligations to creditors, employees, suppliers, contractors, subcontractors, and any government or any agency or division of any government, whether federal, provincial, state, regional or municipal, provided that the indemnity provided for in this Section 2.1(f) will only be available if the Indemnified Party fulfils the conditions in Sections 2.1(a)(i) and 2.1(a)(ii).

(g)	Partial Indemnification – If the Indemnified Party is determined to be entitled under any provisions of this Agreement to indemnification by the Corporation for some or a portion of the Losses incurred in respect of any Claim but not for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnified Party for the portion thereof to which the Indemnified Party is determined by a court of competent jurisdiction to be so entitled.

2.2	Notice of Proceedings

The Indemnified Party shall give notice in writing to the Corporation as soon as practicable upon being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing, threatening or continuing any Claim involving the Corporation, an Other Entity or the Indemnified Party which may result in a claim for indemnification under this Agreement, and the Corporation agrees to give the Indemnified Party notice in writing as soon as practicable upon it being served with any statement of claim, writ, notice of motion, indictment, subpoena, investigation order or other document commencing or continuing any Claim involving the Indemnified Party. Such notice shall include a description of the Claim or threatened Claim, a summary of the facts giving rise to the Claim or threatened Claim and, if possible, an estimate of any potential liability arising under the Claim or threatened Claim. Failure by either party to so notify the other of any Claim shall not relieve the Corporation from liability under this Agreement except to the extent that the failure materially prejudices the Indemnified Party or the Corporation, as the case may be.

2.3	Subrogation

Promptly after receiving written notice from the Indemnified Party of any Claim or threatened Claim (other than a Claim by or on behalf of the Corporation to procure a judgment in its favour against the Indemnified Party), the Corporation shall be entitled (but not obligated) to assume the defence or representation of the Indemnified Party in any such Claim through legal counsel selected by the Corporation reasonably acceptable to the Indemnified Party. If any other similarly indemnified persons are also a party to, or involved in any such Claim, the Corporation may employ counsel to represent jointly the Indemnified Party and such other persons. After retention of counsel by the Corporation, the Corporation shall not be liable to the Indemnified Party under this Agreement for any fees and expenses of counsel subsequently incurred by the Indemnified Party with respect to the same Proceeding, provided that:

(a)	the Indemnified Party shall have the right to employ his or her own counsel at the Indemnified Party’s own expense; and

(b)	the Indemnified Party shall have the right to retain his or her own counsel at the Corporation’s expense if:

(i)	the employment of counsel by the Indemnified Party has been previously authorized by the Corporation;

(ii)	the Indemnified Party shall have been advised by counsel that there is a potential conflict in the assumption by the Corporation of the defence or representation or in the joint representation referred to above and such assumption or joint representation would be precluded under applicable standards of professional conduct then prevailing in the jurisdiction in which such Claim is being conducted, or

(iii)	the Corporation shall not continue to retain counsel to assume the defence or representation in respect of such Claim.

If the Indemnified Party elects to retain counsel in any Claim in respect of which indemnification may be sought from the Corporation pursuant to this Agreement, and any similarly indemnified persons are also a party to such Proceeding, the Indemnified Party, together with such other persons, will employ counsel to represent jointly the Indemnified Party and such other persons, unless the Indemnified Party is advised by counsel that there is a potential conflict in such joint representation and such joint representation would be precluded under applicable standards of professional conduct then prevailing in the jurisdiction in which such Proceedings are being conducted, in which case the Indemnified Party will notify the Corporation and will be entitled to be represented by separate counsel.

2.4	Cooperation in Defence of Claim

In the event the Corporation assumes conduct of the defence of a Claim on behalf of the Indemnified Party, the Indemnified Party shall fully cooperate in such defence including, without limitation, the provision of documents, attending examinations for discovery, making affidavits, meeting with counsel, testifying and divulging to the Corporation all information reasonably required to defend or prosecute the Claim.

2.5	Settlement of a Claim

No admission of liability and no settlement of any Claim in a manner adverse to the Indemnified Party shall be made by the Corporation without the consent of the Indemnified Party, acting reasonably. No admission of liability shall be made by the Indemnified Party without the consent of the Corporation, acting reasonably, and the Corporation shall not be liable for any settlement of any Claim made without its consent, acting reasonably. The Corporation shall not enter into any settlement of any Claim unless such settlement provides for a full and final release of all claims asserted against the Indemnified Party.

2.6	Determination of Right to Indemnification

If the payment of an indemnity or the advancement of funds under this Agreement requires the approval of a court, under the provisions of the Act or otherwise, either the Corporation or the Indemnified Party may apply to a court of competent jurisdiction for an order approving such indemnity or the advancement of such funds by the Corporation pursuant to this Agreement.

2.7	Other Rights and Remedies Unaffected

The indemnification and payment provided in this Agreement shall not derogate from or exclude any other rights to which the Indemnified Party may be entitled under any provision of the Act or otherwise at law, the notice of articles or articles of the Corporation, any applicable policy of insurance, guarantee or third-party indemnity, any vote of shareholders of the Corporation, or otherwise, both as to matters arising out of the Indemnified Party’s capacity as a director or officer of the Corporation or as to matters arising out of any other capacity in which the Indemnified Party may act for or on behalf of the Corporation.

2.8	Exceptions

Any other provision herein to the contrary notwithstanding, the Corporation shall not be obligated pursuant to the terms of this Agreement:

(a)	Claims Initiated by the Indemnified Party -- To indemnify or advance expenses to the Indemnified Party with respect to any proceeding or Claim initiated or brought voluntarily by the Indemnified Party and not by way of defence, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or otherwise but such indemnification or advancement of expenses may be provided by the Corporation in specific cases if the Corporation’s board of directors has approved the initiation or bringing of such suit;

(b)	Frivolous Proceedings -- To indemnify the Indemnified Party for any expenses incurred by the Indemnified Party with respect to any proceeding instituted by the Indemnified Party to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnified Party in such proceedings were frivolous;

(c)	Insured Claims -- To make any payment in connection with any claim made against the Indemnified Party to the extent the Indemnified Party has otherwise received payment (under any insurance policy, the notice of articles or articles of the Corporation, contract or otherwise) of the amounts otherwise indemnifiable hereunder. If the Corporation makes any indemnification payment to the Indemnified Party in connection with any particular expense indemnified hereunder and the Indemnified Party has already received or thereafter receives, and is entitled to retain, duplicate payments in reimbursement of the same particular expense, then the Indemnified Party shall reimburse the Corporation in an amount equal to the lesser of (i) the amount of such duplicate payment and (ii) the full amount of such indemnification payment made by the Corporation;

(d)	Claims in Respect of Insider Trading -- To indemnify the Indemnified Party with respect to any Claim based upon or attributable to the Indemnified Party having been found by a court or other competent authority to have purchased or sold securities of the Corporation contrary to applicable securities laws;

(e)	Claims in Respect of Personal Gain -- To indemnify the Indemnified Party with respect to any Claim based upon or attributable to the Indemnified Party having been found by a court or other competent authority to have gained in fact any personal profit or advantage to which the Indemnified Party is not entitled;

(f)	Unlawful Claims -- To indemnify the Indemnified Party with respect to any Claim resulting from acts of the Indemnified Party which are found by a court or other competent authority to have resulted from the Indemnified Party’s unlawful acts or fraudulent, dishonest or wilful misconduct; or

(g)	Breach of Employment Agreement -- To indemnify the Indemnified Party for any breach by the Indemnified Party of any employment agreement between the Indemnified Party and the Corporation or any of its subsidiaries.

ARTICLE 3
INSURANCE

3.1	The Policy

The Corporation shall pay all premiums payable under the Policy and take all steps necessary to maintain the coverage provided under the Policy.

3.2	Variation of Policy

So long as the Indemnified Party is a director or officer of the Corporation or is acting at the Corporation’s request as a director or officer or in a similar capacity with an Other Entity, the Corporation shall not seek to amend or discontinue the Policy or allow the Policy to lapse without the approval of the Corporation’s board of directors acting reasonably.

3.3	Run-Off Coverage

In the event the Policy is discontinued for any reason, the Corporation shall purchase, maintain and administer, or cause to be purchased, maintained and administered for a period of 6 years after such discontinuance, insurance for the benefit of the Indemnified Party (the “Run-Off Coverage”), on such terms as the Corporation then maintains in existence for its directors and officers, to the extent permitted by law and provided such Run-Off Coverage is available on commercially acceptable terms and premiums (as determined by the Corporation’s board of directors acting reasonably). The Run-Off Coverage shall provide coverage only in respect of events occurring prior to the discontinuance of the Policy.

3.4	Exclusion of Indemnity

Notwithstanding any other provision in this Agreement to the contrary, the Corporation shall not be obligated to indemnify the Indemnified Party under this Agreement for any Losses which have been paid to, by or on behalf of, the Indemnified Party under the Policy or any other applicable policy of insurance maintained by the Corporation.

3.5	Directors and Officers Insurance

Following the Indemnified Party ceasing to be a director or officer of the Corporation, for any reason whatsoever, the Corporation shall continue to purchase and maintain directors’ and officers’ liability insurance, for the benefit of the Indemnified Party and the Indemnified Party’s heirs and legal representatives, such that the Indemnified Party’s insurance coverage is, at all times, the same as any insurance coverage the Corporation purchases and maintains for the benefit of its then current directors and officers, from time to time. Notwithstanding the foregoing, if (i) liability insurance coverage for former directors and officers is no longer available or (ii) it is no longer industry practice among responsible companies to procure liability insurance for former directors and officers and the cost to the Corporation to do so would be commercially unreasonable (as determined by the board of directors acting reasonably), the Corporation shall be relieved of its obligation to procure liability insurance coverage for former directors and officers; provided that the Corporation procures such level of insurance coverage, if any, as is available for former directors and officers at a commercially reasonable rate and adopts comparable measures to protect its former directors and officers in the circumstances as are adopted by other responsible companies. The onus is on the Corporation to establish that the circumstances described in the previous sentence exist.

3.6	Deductible under Directors and Officers Insurance

If for any reason whatsoever, any directors’ and officers’ liability insurer asserts that the Indemnified Party is subject to a deductible under any existing or future directors’ and officers’ liability insurance purchased and maintained by the Corporation for the benefit of the Indemnified Party and the Indemnified Party’s heirs and legal representatives, the Corporation shall pay the deductible for and on behalf of the Indemnified Party.

ARTICLE 4
MISCELLANEOUS

4.1	Continuance

The Corporation shall give to the Indemnified Party thirty (30) days notice of any application by the Corporation for a certificate of continuance in any jurisdiction, indicating the jurisdiction in which it is proposed that the Corporation will be continued and the proposed date of continuance. Upon receipt of such notice, the Indemnified Party may require the Corporation to agree to such amendments to this Agreement as the Indemnified Party, acting reasonably, considers necessary or desirable in order to provide the Indemnified Party with a comprehensive indemnity under the laws of the proposed jurisdiction of continuance.

4.2	Corporation and Indemnified Party to Cooperate

The Corporation and the Indemnified Party shall, from time to time, provide such information and cooperate with the other, as the other may reasonably request, in respect of all matters under this Agreement.

4.3	Effective Time

This Agreement shall be deemed to have effect as and from the first date that the Indemnified Party became a director or officer of the Corporation.

4.4	Insolvency

The liability of the Corporation under this Agreement shall not be affected, discharged, impaired, mitigated or released by reason of the discharge or release of the Indemnified Party in any bankruptcy, insolvency, receivership or other similar proceeding of creditors.

4.5	Multiple Proceedings

No action or proceeding brought or instituted under this Agreement and no recovery pursuant thereto shall be a bar or defence to any further action or proceeding which may be brought under this Agreement.

ARTICLE 5
GENERAL

5.1	Term

This Agreement shall survive until six (6) years after the Indemnified Party has ceased to act as a director or officer of the Corporation.

5.2	Deeming Provision

The Indemnified Party shall be deemed to have acted or be acting at the specific request of the Corporation upon the Indemnified Party’s being appointed or elected as a director or officer of the Corporation.

5.3	Assignment

Neither Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party. This Agreement shall enure to the benefit of and be binding upon the Parties and the heirs, executors and administrators and other legal representatives of the Indemnified Party and the successors and permitted assigns (including any successor by reason of amalgamation) of the Corporation.

5.4	Amendments and Waivers

No supplement, modification, amendment or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, shall be binding unless executed in writing by the Party to be bound thereby. For greater certainty, the rights of the Indemnified Party under this Agreement shall not be prejudiced or impaired by permitting or consenting to any assignment in bankruptcy, receivership, insolvency or any other creditor’s proceedings of or against the Corporation or by the winding-up or dissolution of the Corporation.

5.5	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:

(a)	in the case of a Notice to the Indemnified Party at:

[address]

Email:

(b)	in the case of a Notice to the Corporation at:

Trillium Therapeutics Inc.

2488 Dunwin Drive

Mississauga, ON, L5L 1J9

e-mail: info@trilliumtherapeutics.com

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

Any Party may, from time to time, change its address for Notice set out in this Section 5.5 by giving Notice to the other Party in accordance with the provisions of this Section.

5.6	Further Assurances

The Corporation and the Indemnified Party shall, with reasonable diligence, do all such further acts, deeds or things and execute and deliver all such further documents as may be necessary or advisable for the purpose of assuring and conferring on the Indemnified Party the rights hereby created or intended, and of giving effect to and carrying out the intention or facilitating the performance of the terms of this Agreement or to evidence any loan or advance made pursuant to Section 2.1(h) hereof.

5.7	Independent Legal Advice

The Indemnified Party acknowledges that the Indemnified Party has been advised to obtain independent legal advice with respect to entering into this Agreement, that it has obtained such independent legal advice or has expressly determined not to seek such advice, and that the Indemnified Party is entering into this Agreement with full knowledge of the contents hereof, of the Indemnified Party’s own free will and with full capacity and authority to do so.

5.8	Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS OF WHICH the Parties have duly executed this Agreement.

Trillium Therapeutics Inc.

By:
Name:
Title:

Witness to signature of Indemnified Party	Indemnified Party